Exhibit 10.1

ENGAGEMENT AGREEMENT

THIS AGREEMENT is made the 12th day of July 2011

BETWEEN:
CONSOLIDATED WATER CO. LTD.,
a Cayman Islands company having its registered office at
Windward Three, 4th Floor
Regatta Office Park, West Bay Road
P.O. Box 1114, Grand Cayman, KY1-1102,
Cayman Islands
(“the Company”)

AND:	JOHN TONNER of Mequon, WI 53097 USA (“the Chief Operating Officer”)

IT IS AGREED:-

Engagement

1.	The Chief Operating Officer is engaged commencing on the 1st day of September, 2011 subject to the termination provisions set out in Clauses 18 and 19.

Remuneration

2.	The Chief Operating Officer’s Base Salary will be US$235,000 per annum payable semi-monthly in arrears.

3.
In addition, during the term of this Agreement, the Company will pay the full cost of providing medical insurance, as generally provided for the Company’s employees from time to time, for the Chief Operating Officer and his wife and dependant children. Such health insurance must provide coverage for his wife and dependent children who may be living in second residence for a period of time.

4.
In addition, during the Term of this Agreement, the Company will make all statutory payroll contributions required of employers in the United States, including but not limited to FICA, Medicare, SUI, and WC in respect of the Chief Operating Officer to the appropriate United States regulatory agencies as mandated by applicable United States laws.

a.
Non-statutory contributions, such as to 401(k) retirement plans, shall be made in accordance with general Company policies which are subject to review and could be changed for regulatory or commercial reasons.

5.
The Chief Operating Officer’s Base Salary will be reviewed as of January 1st each year by the Company’s Chief Executive Officer (“the CEO”) who may grant an increase but must not reduce the Chief Operating Officer’s salary below the level set out in Clause 2 or in the immediately preceding year, whichever is applicable.

6.
If by not later than January 31st in each calendar year commencing with the year 2010, the Chief Operating Officer and the CEO have agreed to Performance Goals for the Chief Operating Officer for that calendar year, and if those Performance Goals are met for that year, then the Company must pay to the Chief Operating Officer a Performance Bonus for that year in an amount not less than 25% of the Chief Operating Officer’s Base Salary for that calendar year, as adjusted by Clause 5.  The CEO, in its sole and absolute discretion may determine to pay a larger Performance Bonus.  In any calendar year that all of the Performance Goals are not met, the CEO, in its sole and absolute discretion may, but is not obligated to, pay the Chief Operating Officer a Performance Bonus in an amount determined by the CEO. The Performance Bonus must be paid entirely in cash.

7.
During the first calendar year of this Agreement, the Company will provide the Chief Operating Officer with a monthly automobile expense allowance of US$850.  This monthly automobile allowance will increase on January 1 of each subsequent calendar year by US$50 per month (or US$600 per year) during the term of this Agreement.

8.
The Company agrees, as an enticement to enter into this Agreement, to grant to the Chief Operating Officer within 10 business days of the date of this Agreement an option to purchase 18,000 of the Company’s ordinary shares in three equal tranches, at the closing price of the Company’s ordinary shares on such grant date, with the tranches vesting on the first, second and third anniversaries of such grant date, and such option tranches will be exercisable within three years of each respective vesting date.

9.	The Company will provide the Chief Operating Officer the following benefits related to the relocation of his residence from Mequon, WI to Coral Springs, FL;

a.
Temporary Housing in appropriate furnished accommodation and rental/hire of an appropriate vehicle for 3 months from the engagement date in Clause 1.  Should Chief Operating Officer spend more than 4 calendar weeks out of town during this period, the duration of this benefit may be extended by 1 month, on a pro-rata basis;

b.	Incidental costs allowance of $6,000.00 to be paid within 30 days after the engagement date;
c.	Reimbursement for moving trips for family; 3 trips of 3 nights to look for housing, seeing the area, visiting schools;
d.	Reimbursement of household moving expense which includes;
i.	Packing, delivery and unpacking/set up of household goods
ii.	Storage of household goods for a maximum of three months if they arrive prior to the new accommodation being available to move in.
iii.	Transportation of two family automobiles and motorcycles, but exclusive of large items such as boats, campers, or similar.
iv.	Provided that the Chief Operating Officer shall provide three competitive quotes for household moving costs and will select the lowest responsive quote.

e.	Reimbursement for three return airfares to Mequon, WI, USA for Chief Operating Officer if his family does not relocate immediately, to be taken when acceptable to the CEO;
f.	The foregoing assumes a move within the USA and anticipates that the family may take up to 14 months to relocate.
g.
In the event that this Agreement is terminated within one year of the engagement date, then the Chief Operating Office shall reimburse the Company 50% of the aggregate cost of the benefits specified in Clauses 9 (a) through 9 (e).

Responsibilities

10.	The Chief Operating Officer’s work will be performed mainly in Coral Springs, Florida, USA.

11.	The Chief Operating Officer must devote the whole of his professional time to the Company's business and must use his best endeavours to promote the Company's interest and welfare.

a.	The Chief Operating Officer will retain his ownership and investment in Water Consultants International, Inc. but will not be active in its day-to-day management or operations.
b.
The Chief Operating Officer may, from time to time, engage in other activities, with the approval of the CEO so long as; (i) the nature of such activities are fully disclosed to the Company, (ii) the Chief Operating Officer participates in such activities in his capacity as an employee of the Company and (iii) such activities enhance the Company’s interests and reputation, and/or maintain or enhance the reputation of the Chief Operating Officer within the water industry. This could include, among other things, participating in Industry Forums or Panels, or leading seminars.

The Chief Operating Officer will provide operational direction for all of the Company’s business segments (retail water sales, bulk water sales and engineering and management services), exclusive of Finance & Administration and Sales & Marketing, in order to achieve the Corporate Objectives.

Corporate Objectives include but are not limited to; (i) meeting or exceeding budgeted earnings targets, (ii) improving operating profit margins, (iii) achieving excellent customer service, (iv) achieving excellent employee relations, (v) achieving technological advantage over competitors, (vi) increasing the Company’s market share in the Caribbean and Central America,  (vii) expanding the Company’s business into new and profitable markets, and (viii) such other duties as are assigned from time to time to the Chief Operating Officer by the CEO. .

The Chief Operating Officer’s powers and responsibilities include the following:-

(a)	Oversee and manage the Company’s day-to-day operations and report them to the CEO;

(b)	Ensure that the Company’s operations are efficient and effective;

(c)
Develop, design, operate, and improve the systems that create and deliver the Company's products.  Develop policies and procedures to ensure that the Company delivers quality products that meet or exceed the expectations of its customers;

(d)	Drive performance measurement of the operation (including a consideration of efficiency versus effectiveness), often in the form of dashboards convenient for review of high level key indicators;

(e)	Ensure that the Company identifies and implements viable new technologies in order to achieve and maintain technological advantage over competitors;

(f)	Ensure that Company resources (qualified staff, materials and technology), as mandated by the CEO and Board of Directors, are properly allocated to meet the Corporate Objectives;

(g)	Assist the CEO and the Board of Directors to develop and update the Company’s Strategic Plan;

(h)	Implement and monitor the Strategic Plan and report the results to the CEO;

(i)	Disseminate the Company’s Strategic Plan to all staff, and implement appropriate rewards/recognition and coaching/corrective practices to align personnel with the Corporate Objectives;

(j)	Prepare the annual budget for the Company’s operations and any updates as required by the CEO;

(k)	Carry out any other duties assigned by the CEO from time to time.

The Chief Operating Officer must perform his duties under this Agreement during normal business hours from Monday to Friday inclusive (except on public holidays) but he accepts that his duties, which include travelling on the Company’s business may, from time to time, require work to be undertaken on Saturdays, Sundays and public holidays.

The Chief Operating Officer must not directly or indirectly engage in any activities or work which the Board deems to be detrimental to the best interests of the Company.

12.	In case of inability to work due to illness or injury, the Chief Operating Officer must notify the Company immediately and produce a medical certificate for any absence longer than three working days.

13.	The Chief Operating Officer is entitled to up to ten (10) days sick leave per year (but not more than three consecutive days at any time) without a medical certificate.

Holidays

14.	The Chief Operating Officer is entitled, during every calendar year to the following holidays during which his remuneration will continue to be payable:-

(a)	all public holidays in the United States of America, and

(b)	four (4) weeks vacation to be taken at a time to be approved by the CEO.

Reimbursement of Expenses/Fees Earned

13.	(a)
All expenses for which the Chief Operating Officer claims reimbursement must be in accordance with any policies established by the Board from time to time and must be within the operating budgets approved by the Board.  The Company must reimburse the Chief Operating Officer for the costs incurred by the Chief Operating Officer in his performance of his duties on production of the necessary vouchers or, if he is unable to produce vouchers, on the Chief Operating Officer’s proving, to the CEO’s satisfaction, the amount he has spent for those purposes.

(b)
Any fees and payments received by the Chief Operating Officer for or in relation to acting as director or officer of a subsidiary or affiliate of the Company will be the property of the Company and the Chief Operating Officer must account to the Company for it.

Non-Competition

14.
The Chief Operating Officer agrees, as a separate and independent agreement, that he will not during any period for which he is entitled to remuneration under this Agreement, whether for his own account or for the account of any other person, firm or body corporate, either alone or jointly with or as director, manager, agent or employee of or as consultant to any person, firm or body corporate, directly or indirectly, carry on or be engaged or concerned or interested in any person firm or body corporate which conducts business identical to or similar to that conducted by the Company in any jurisdiction in which the Company carries on business (whether directly or indirectly).

Company Information, Documents, Confidentiality, and Non-Solicitation

15.	(a)
All information, documents, books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company’s business or opportunities which the Chief Operating Officer keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or which, by any means come into his possession, and all the Company’s property and equipment are and will remain the Company’s sole and exclusive property both during the term of this Agreement and after its termination or expiration ;

(b)
If this Agreement is terminated for any reason, or if the Company at any time requests, the Chief Operating Officer must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control together with any other property belonging to the Company.  Should the Chief Operating Officer afterwards require access to copies of those documents for any reasonable purpose, the Company must provide them on his request;

(c)
The Chief Operating Officer must not, at any time during the term of this Agreement or within one year after its termination or expiration, either for his own account or for the account of any other person, firm or company, solicit, interfere with or endeavour to entice away from the Company any person, firm or company who or which, at any time during the currency of this Agreement was an employee, customer or supplier of or was in the habit of dealing with the Company.

16.
Except where such information is a matter of public record or when required to do so by law, the Chief Operating Officer must not, either before or after this Agreement ends, disclose to any person any information relating to the Company or its customers of which he becomes possessed while acting as Chief Operating Officer.

Termination

17.	This Agreement will terminate and, except to the extent previously accrued, all rights and obligations of both parties under it will cease if either of the following events occurs:-

(a)	The Chief Operating Officer dies.

(b)	The Chief Operating Officer is convicted of any felony (whether or not relating to the Company or its subsidiaries or affiliates).

18.	(a)
The Company may terminate this Agreement forthwith if the Chief Operating Officer knowingly commits any act or omission that could reasonably be expected to result in material harm to the business or reputation of the Company or any of its subsidiaries or affiliates, which failure and/or conduct continues un-remedied for ten (10) days after written notice from the CEO to the Chief Operating Officer setting forth in reasonable detail a description of such conduct, or otherwise conducts himself in a manner that would justify immediate dismissal of an employee in accordance with Section 51(1)(a)1 of the Labour Law and, except to the extent previously accrued, all rights and obligations of both parties under this Agreement will cease.

(b)
If through physical or mental illness, the Chief Operating Officer is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company will be conclusive, then

(i)	the Chief Operating Officer will be relieved of his duties, his salary reduced to US$1,000.00 per annum and his bonus entitlement suspended, but

(ii)
the Company will continue to pay the full cost of providing medical insurance for the Chief Operating Officer and his wife and minor children together with pension contributions (such contributions to be equal to the pension contribution made on behalf of the Chief Operating Officer for the previous financial year of the Company), until the Chief Operating Officer is able once again to resume his duties in full.

If this incapacity continues for a period of two years (including the 60-day period referred to above) the Chief Operating Officer’s employment will be deemed to have been terminated by mutual consent at the expiration of that period.

(c)
The Company may terminate this Agreement at any time upon serving six month’s notice to the Chief Operating Officer and paying the Chief Operating Officer severance pay in accordance with the Labour Law or in an amount equal to six-twelfths of the Base Salary, as adjusted by Clause 5, whichever amount is greater.

(d)
The Chief Operating Office may give six (6) months written notice of termination to the Company and if he does so, this Agreement will terminate at the expiration of that period and, except to the extent previously accrued, all rights and obligations of both parties under it will cease.

(e)	If:-

(i)	the Chief Operating Officer terminates this Agreement under paragraph d of this Clause; or

(ii)	the Company terminates this Agreement under paragraph (a) of this Clause or in accordance with Sections 51(1)(b)1, 51(1)(c)1 or 51(1)(f)1 of the Labour Law;

all unvested options of the Chief Operating Officer under the Plan will be deemed to have expired as of the date of service of the notice of termination.

Notices

19.
Any notice to be served under this Agreement must be in writing and will be deemed to be duly served if it is handed personally to the Secretary of the Company or to the Chief Operating Officer as the case may be, or if it is sent by registered post to the addressee at the relevant address at the head of this Agreement.  A notice sent by post will be deemed to be served on the third day following the date on which it was posted.

Previous Agreements Superseded

20.	(a)
This Agreement supersedes all prior contracts and understandings between the parties relating to its subject-matter except that benefits earned or accrued under any such prior contracts are not extinguished or affected.

Waiver

21.	No change or attempted waiver of any of the provisions of this Agreement will be binding unless in writing and signed by the party against whom it is sought to be enforced.

Severability of Provisions

22.
Whenever possible, each provision of this Agreement must be interpreted in such manner as to be effective and valid.  If any provision of this Agreement or the application of it is prohibited or is held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or prohibited application and, to this end, the provisions of this Agreement are declared to be severable.

Headings

23.	The headings in this Agreement are included for convenience only and have no legal effect.

Applicable Law, Venue and Jurisdiction

24.
This Agreement must be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands to the jurisdiction of the courts of which the parties agree to submit.  The Chief Operating Officer appoints Alan Roffey (“the Process Agent”) whose address at the date of this Agreement is Calico Quay, Grand Cayman his agent in the Cayman Islands to receive on his behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding under this Agreement.  Service may be made by personally serving the Process Agent at the Process Agent’s above address, with a copy to the Chief Operating Officer at his address above, and the Chief Operating Officer irrevocably authorises and directs the Process Agent to accept such service on his behalf Any dispute between the parties relating to, or in any way connected with, this Agreement must be brought exclusively in the courts of Broward or Palm Beach County, Florida or the courts located in the Cayman Islands. Any and all appeals of any court decision in a Florida or Cayman Islands court must also be brought in the same jurisdiction as the decision of the trial court. The parties hereby waive any right to dispute the choice of a party to bring an action in either of such courts on the grounds that such venue is inconvenient in any respect.

EXECUTED for and on behalf of CONSOLIDATED WATER CO LTD. by: in the presence of:	CONSOLIDATED WATER CO. LTD.

/s/ JOHN TONNER	/s/ FREDERICK MCTAGGART
Witness	Director

EXECUTED by JOHN TONNER in the presence of:

/s/ JODIE TONNER	/s/ JOHN TONNER
Witness	JOHN TONNER